

Kaws (b. 1974)



Brian Donnelly, also known as KAWS, has become a global phenomenon for his appropriation of pop culture iconography.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Kaws) *

39.2% ?


$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
14
15
16
17
18
19
20
21

Initial Offering

$2,165,000

Investment Overview

Offering Circular		sec.gov/edgar
Auction History	moderate	12 years
2020 Auction Sales	moderate	$26,868,303
Repeat Sales		view

29% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

- Brian Donnelly, also known as KAWS, has become a global phenomenon for his appropriation of pop culture iconography.
- The Painting is a prime example of the artist's iconic character paintings executed on a shaped canvas, and specifically depicts CHUM, the artist's reinterpretation of the Michelin Man.
- The recognizable CHUM character has appeared in several KAWS collaborations including, a series of skate decks produced for Supreme in 2001, the artist's first limited edition sneaker collaboration with DC shoes in 2002, and a limited edition CHUM collectible released in anticipation of the artist's widely attended survey show at the Brooklyn Museum in 2021.
- Artworks directly comparable to the Painting have achieved impressive results at auction including *CHUM (KCB7)* which sold for $2,412,500, nearly five times its high estimate of $500,000 in November 2018.
- The top auction record for KAWS is held by *The Kaws Album* (2005), which sold for $14,772,676 in April 2019.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 39.2% annualized from 2014 to 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales	2020 Number of Lots Sold
$26,868,303	1,083

KAWS

b. 1974, UNITED STATES



$2,165,000

INITIAL OFFERING

39.2%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

Acrylic on canvas | 84 × 68 in. (213 × 178 cm.)

Brian Donnelly, also known as KAWS, has become a global phenomenon for his appropriation of pop culture iconography.

The Painting is a prime example of the artist's iconic character paintings. Executed on a shaped canvas, the Painting depicts CHUM, the artist's reinterpretation of the Michelin Man, racing toward the viewer, radiating energy and movement. CHUM remains one of KAWS' most recognizable characters and is often featured in exhibitions and collaborations. In 2020, KAWS released a limited edition CHUM collectible titled "WHAT PARTY" in anticipation of the artist's survey show of the same name, which opened at the Brooklyn Museum and ran from February 26 to September 5, 2021. A large-scale version of "WHAT PARTY" was also featured in the exhibition. As of January 28, 2022,, only one artwork from the larger CHUM shaped canvas series of the same scale as the Painting has been sold at auction; *CHUM (KCB7)* sold on November 15, 2018, at Christie's in New York for $2,412,500, nearly five times its high estimate of $500,000. The Painting's subject, execution and dynamic format make it a commercial and desirable work by KAWS.

KAWS follows a tradition inherited from the first generation of New York street artists, including Jean-Michel Basquiat and Keith Haring, whose inimitable style helped them transition from street art to auction mainstays and household names. In the last three years, the art market has taken notice of popular culture and demand for KAWS' work has grown on a global scale. From 2008 to 2019, the artist was represented by Perrotin gallery, who mounted nine solo exhibitions across their international locations during this time, and today he is currently represented by Skarstedt gallery. The artist has also been the subject of several institutional shows, including a 2003 exhibition titled "OriginalFake," which took place at the BAPE Gallery in Tokyo, "KAWS: DOWN TIME" at the High Museum of Art in Atlanta, GA and the 2020 collaboration with Acute Art titled "EXPANDED HOLIDAY," a two week long exhibition which originally took place simultaneously in twelve major cities across the world. A retrospective of the artist's work was mounted at the National Gallery of Victoria in Melbourne Australia in 2019 through 2020, and in 2021 the Brooklyn Museum opened the aforementioned exhibition "KAWS: WHAT PARTY," a comprehensive survey show featuring over 100 works by the artist. As of January 28, 2022, the top auction records for KAWS are led by *THE KAWS ALBUM* (2005), which sold at Sotheby's Hong Kong for $14,772,676 on April 1, 2019, followed by *UNTITLED (KIMPSONS #1)* (2004), which sold at Sotheby's Hong Kong for $7,378,854 on October 6, 2019, and *THE WALK HOME* (2012), which sold at Phillips New York for $5,955,000 on May 16, 2019.

AS OF JANUARY 28, 2022, THE TOP AUCTION RECORDS FOR WORKS BY KAWS ARE LED BY *THE KAWS ALBUM* (2005), WHICH SOLD FOR $14,772,676 AT SOTHEBY'S HONG KONG ON APRIL 1, 2019, FOLLOWED BY *UNTITLED (KIMPSONS #1)* (2004), WHICH SOLD AT SOTHEBY'S HONG KONG FOR $7,378,854 ON OCTOBER 6, 2019, AND *THE WALK HOME* (2012), WHICH SOLD FOR $5,955,000 AT PHILLIPS NEW YORK ON MAY 16, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$3M
$2.3M
$1.5M
$0.8M
2014
2015
2016
2017
2018
2019
2020
2021

Brooklyn-based artist Brian Donnelly, better known by the pseudonym KAWS, was born in 1974 in Jersey City, New Jersey. In elementary school, he became interested in graffiti and took to copying imagery on paper, soon adopting the name 'KAWS' as his moniker. In the early 1990s, Donnelly moved to New York City and developed his now iconic Graffiti style. Around this time, KAWS began to modify advertisements in the city's phone booths and bus shelters, replacing the faces of fashion models with his signature characters. KAWS received a BFA from the School of Visual Arts (SVA) in 1996, after which he began work as a freelance artist for Disney where he created animated background imagery for film and television. In the late 1990s, Donnelly began producing limited-edition cast vinyl toys based on his oeuvre of created characters. One of the early iterations of Donnelly's recurring motifs is Companion, an altered version of the iconic Mickey Mouse character, which was first produced in 1999 as a limited edition of 1,500 toys in collaboration with Japanese streetwear brand Bounty Hunter. Companions and subsequent other toy-versions of the artist's characters have amassed international popularity and collaborations with other artists and brands, including Medicom Toy, A Bathing Ape, Supreme, Nike and Comme des Garçons followed.



KAWS.





IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by KAWS with the following criteria: character paintings featuring CHUM, KawsBob, and Companion(s), that were created between 2014 and 2021, measure between 45 by 45 inches to 85 to 90 inches, and where the characters' main facial features are present, excluding examples with more elaborate and/or full background imagery, and red or black monochrome depictions of KawsBob. The set of similar works includes two paintings acquired by Masterworks: Masterworks 013, LLC at Phillips New York 20th Century and Contemporary Evening Sale held on July 2, 2020 for $1,380,000, and Masterworks 102, LLC at Phillips New York 20th Century and Contemporary Evening Sale held on November 17,2021 for $1,542,500. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 39.2% CAGR implied from selected sales occurring from September 23, 2014 to November 17, 2021.

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